UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2014

SkyPeople Fruit Juice, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-34502	98-0222013
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

16F, China Development Bank Tower, No. 2, Gaoxin 1st Road,

Xi'an, China 710075

(Address of principal executive offices, including zip code)

86-29-88377216

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2014, Norman Ko and John Smagula resigned as members of the Board of Directors of SkyPeople Fruit Juice, Inc. (the “Company”). To the knowledge of the Company’s executive officers, the resignations of Messrs. Ko and Smagula are not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

On December 23, 2014, the Board appointed Johnson Lau as a member of the Board of Directors of the Company and also the Chairman of Audit committee. Mr. Lau is entitled for US$25,000 per annum as compensation for his service as director of SkyPeople.

Mr. Lau is the Chief Financial Officer of SGOCO Group, Ltd. (NASDAQ: “SGOC”). Mr. Lau is a Certified Public Accountant of the Hong Kong Institute of Certified Public Accountants and CPA Australia. Mr. Lau has over 17 years of experience in the accounting profession. Mr. Lau started his career in Deloitte in Hong Kong and Beijing from 1997 to 2004. Prior to joining SGOCO in July 2013, Mr. Lau worked in various public companies in the United States and England as Director of Finance and CFO for nine years. He holds a bachelor degree in commerce from Monash University, Australia.

On December 24, 2014, Hongke Xue, the Chief Executive Officer and a member of the Board of directors of the Company, resigned from his position as the Chief Executive Officer of the Company. His decision to resign was not a result of any disagreement with the Company or its management on any matter relating to the Company's operations, policies or practices. After his resignation as the Company's Chief Executive Officer, Hongke Xue will remain as the Company's director.

On December 24, 2014, the Board appointed Yongke Xue to serve as the Chief Executive Officer of the Company, effective immediately, to fill the vacancy created by the resignation of Mr. Hongke Xue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SkyPeople Fruit Juice, Inc.

Date: December 29, 2014	By:	/s/ Yongke Xue
	Name:	Yongke Xue
	Title:	Chairman of the Board of Directors and Chief Executive Officer